Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-215770 of Varex Imaging Corporation on Form S-8 of our report dated July 6, 2017, relating to the combined financial statements of the PerkinElmer Medical Imaging Business as of January 1, 2017 and January 3, 2016 and for the two years ended January 1, 2017 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the preparation of the accompanying financial statements from the separate records maintained by the PerkinElmer Medical Imaging Business and PerkinElmer, Inc.), appearing in this Current Report on Form 8-K/A of Varex Imaging Corporation dated July 6, 2017.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 6, 2017